UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2010

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On May 26, 2010, InterMune, Inc., or InterMune, committed to and implemented a plan of workforce reduction that will result in a reduction of approximately 60 employees or approximately 40 % of its workforce, predominantly in the commercial and discovery research areas. The workforce reduction is expected to be completed by the end of June 2010, after which InterMune anticipates that it will have approximately 85 employees. Affected employees will be eligible to receive severance payments and the payment by InterMune of each affected employee’s COBRA premiums for up to six months.

InterMune is undertaking this workforce reduction due to the issuance by the U.S. Food and Drug Administration, or FDA, of a Complete Response letter for InterMune’s New Drug Application for pirfenidone for the treatment of patients with idiopathic pulmonary fibrosis, or IPF, to reduce decline in lung function. As previously announced, the FDA requested from InterMune an additional clinical trial to support the efficacy of pirfenidone in IPF patients.

InterMune anticipates that this workforce reduction will result in a cost savings of approximately $12 million per year. InterMune expects to record a one-time charge of approximately $2.4 million in the second quarter of 2010 related to one-time termination benefits, all of which is expected to reflect cash expenditures associated with severance pay and the payment of COBRA premiums. The estimate of cost savings and cash expenditures that InterMune expects to incur and the one-time charge related thereto in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2010	INTERMUNE, INC.

	By:	/s/ JOHN C. HODGMAN
John C. Hodgman
Senior Vice President of Finance Administration and Chief Financial Officer